Exhibit 99.1
TIMCO Aviation Services, Inc.

NEWS

Release:	April 21, 2006

Contact:	Roy T. Rimmer, Jr., Chairman & Chief Executive Officer
James Tate, Executive Vice President, Chief Administrative Officer
and Chief Financial Officer
(336) 668-4410
TIMCO AVIATION SERVICES, INC. REPORTS ON NEW LOAN AGREEMENTS AND THE
APPOINTMENT OF A NEW CHIEF EXECUTIVE OFFICER
Greensboro, North Carolina, April 21, 2006 — TIMCO Aviation Services, Inc. (OTCBB:TMAV) today announced that it has successfully restructured its debt with its senior lenders to increase the funding available to the Company and to resolve outstanding financial covenant defaults that resulted from its previously reported net loss for the 2005 fiscal year.
Under the Company’s amended financing agreement with CIT Group/Business Credit (“CIT”), the $4.7 million term loan due to CIT has been repaid and CIT has agreed to amendments increasing the Company’s availability under the CIT revolving line of credit (within an overall borrowing limit of $30 million). The Company and CIT have also agreed to new financial covenants with respect to future periods, and CIT has waived all events of default currently outstanding under this loan facility.
The Company also announced that it has received $6 million of additional financing from its majority stockholders. As previously reported, on April 10, 2006, the Company’s principal stockholder, LJH, Ltd. (“LJH”), which currently owns approximately 72% of the Company’s outstanding common stock, acquired all of the Company’s debt due to Monroe Capital Advisors, LLC, Monroe Investments, Inc. and Fortress Credit Opportunities I LP (collectively “Monroe”). Simultaneously, Owl Creek Asset Management LP (“Owl Creek”), which through affiliates currently owns approximately 17% of the Company’s outstanding common stock, acquired on behalf of its affiliated funds an approximately 20% participation in the loans due to Monroe. Under the amended loan agreements, LJH and Owl Creek have loaned the Company an additional $6 million (which has been used to repay the unpaid balance of the CIT Term Loan, with the balance to be used for working capital), reduced the interest rate associated with this amended credit facility and waived all defaults and events of default currently outstanding under this amended credit facility.
Roy Rimmer, Chairman and Chief Executive Officer of the Company, stated: “We are excited by the demonstration of continuing support represented by the decision of our principal stockholders to provide additional working capital for our business and to assist us in the restructuring of our senior debt.”
The Company also reported that LJH and Owl Creek have advised the Company that they are suspending the previously announced negotiations with the Company with respect to a proposed transaction in which the Company’s stockholders (other than LJH and Owl Creek) would have received cash for their shares of the Company’s common stock. LJH and Owl Creek have advised the Company that they intend to continue to evaluate their ownership of the Company, and that they may in the future consider and propose transactions affecting the Company’s ownership. However, there can be no assurance that any transaction will occur on the terms previously announced, or at all.
The Company also announced that in order to augment its existing management team, John R. Cawthron has been appointed as the Vice Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Cawthron, age 62, is a certified public accountant and President of Cawthron, Wommack & Coker, P.C., a full-service public accounting and consulting firm based in Waco, Texas. Mr. Cawthron also serves as managing partner and a director for several Texas-based business ventures ranging from service entities to commercial land development. Mr. Cawthron was appointed to the Company’s Board on February 6, 2006 at the request of LJH.
Roy T. Rimmer, Jr., the Company’s current Chief Executive Officer, will remain as Chairman of the Board and Chief Marketing Officer.
The Company also announced that it expects to file its 2005 Annual Report on Form 10-K by the close of business today.
TIMCO Aviation Services, Inc. is among the world’s largest independent providers of aviation maintenance, repair and overhaul (MRO) services for major commercial airlines, regional air carriers, aircraft leasing companies, government and military units and air cargo carriers. The Company currently operates four MRO businesses: Triad International Maintenance Corporation (known as TIMCO), which, with its four active locations (Greensboro, NC; Macon, GA; Lake City, FL and Goodyear, AZ), is one of the largest independent providers of heavy aircraft maintenance services in the world and also provides aircraft storage and line maintenance services; Brice Manufacturing, which specializes in the manufacture and sale of new aircraft seats and aftermarket parts and in the refurbishment of aircraft interior components; TIMCO Engineered Systems, which provides engineering services both to our MRO operations and our customers; and TIMCO Engine Center, which refurbishes JT8D engines and performs on-wing repairs for both JT8D and CFM-56 series engines. Visit TIMCO online at www.timco.aero.
This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including the inability to enter into definitive agreements with LJH and Owl Creek on the terms described above or at all and those identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, could adversely affect the Company’s ability to obtain these results. Copies of the Company’s filings with the U.S. Securities and Exchange Commission are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.